Exhibit 99.2
Big Lots
Third Quarter 2022 Edited Earnings Call Transcript
December 1, 2022

Presenters
Alvin Concepcion - VP, Investor Relations
Bruce Thorn - President & CEO
Jonathan Ramsden - EVP, CFO, CAO

Q&A Participants
Spencer Hanus - Wolfe Research
Joe Feldman - Telsey Advisory Group
Kate McShane - Goldman Sachs
Anthony Chukumba – Loop Capital Markets
Jason Haas – Bank of America
Brad Thomas – Keybanc Capital Markets

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots Third Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to

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point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

The third quarter earnings release, presentation, and related financial information are available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone, and thank you for joining us.

The current environment continues to be challenging for our consumers. Inflation is at a 40-year high and consumer sentiment remains historically low. Household savings rates are below pre-pandemic levels as consumers have had to draw down on savings to fund current expenditures. Our customer is being pinched, and this pressure has been affecting discretionary purchases, especially for high ticket items, across the retail industry. In particular, low-income customers, whom we serve, have felt the most pain, and most are living paycheck to paycheck and racking up more debt.

Our results have been affected by this pull back in demand for much of the year. And while this environment has been hard, we are responding in kind and fighting for our customers even harder. Each quarter that goes by, we are learning and adjusting our assortments and promotions to meet her where we can. We are making good progress and we expect that to be increasingly evident as we go forward.

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In a challenged economic environment, it is important now, more than ever, to help our customers stretch their dollar even further. We see a tremendous opportunity to draw more trade-down customers, leverage our deep experience in bargains, and offer incredible value for our customers. We are taking this moment as an opportunity to strengthen our business model by creating a better shopping experience, offering even more deals, more exciting products, and making these bargains and treasures even easier to find. We have made some key hires with a new Chief Merchandising Officer and Chief Marketing Officer to bring these plans to life. We remain focused on growing margin, reducing expenses, improving our liquidity, and making highly disciplined investment decisions.

Our intent today is to cover the results and progress we’ve made in Q3, provide some comments on Q4, and describe how we’re tackling the current challenging environment and strengthening our business.

Before going into that, I’d like to welcome Margarita Giannantonio as our new Chief Merchandising Officer and John Alpaugh as our new Chief Marketing Officer. I am very excited for the leadership that Margarita and John bring to the table. Margarita is a deeply accomplished off-price retail industry leader with more than 30 years of experience in merchandising, sales, marketing, and product development in the home, housewares, and apparel categories. She is our first chief merchant in more than a decade to come from the off-price retail world.

John's background includes a deep and diverse set of experiences, among them brand positioning and launch, enterprise strategy, customer insights and analytics, eCommerce, market research, and budget management. John has the strongest vision for how to message value that we’ve had since I’ve been here. They together, will help us drive success in becoming our customers’ go-to destination for bargains and treasures.

Now on to the results. The third quarter marked another quarter in which we met the challenges of a tough environment head on, and did what we said we would do. While we can’t say we’re

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happy with the results, and we certainly need to do better, they were inline with our guidance, and, importantly, inventories continued to come down materially on a year-over-year basis. We have tightly managed costs, and have strengthened our balance sheet and liquidity position. I’d like to thank our team for their hard work as we punch our way through these tough economic times.

Last quarter, we said we would simplify our value offerings and communicate them better, offer more bargains, leverage our scale, and more deeply partner with our vendor partners to deliver compelling opening price points across our assortment. I’m pleased to say we made progress in all those areas.

We have been reducing our opening price points to create unique deals. Through cost engineering and using our scale and relationships with suppliers, our opening price points in furniture are now at pre-COVID levels across more than 60% of SKUs. We expect nearly all of our furniture to see price revision in Q1, 2023.

As it relates to bargains, which are closeout items, off-price brands and limited time deals, it remained a good environment for procurement. As we made meaningful progress towards right-sizing our inventories, our increased open to buy capacity has enabled us to procure 160% more bargains at retail when compared to Q2 and about 90% more year over year. We procured great deals in categories such as toys, home appliances, and soft home, and we continue to see great deals. We have good bargain purchase momentum going into 2023: over the past month, we made great purchases in toys from Mattel and other top toy brand vendors, comforter sets from a major specialty store, and accent pieces in furniture, and Black and Decker small appliances.

With regard to treasures, which are more unique, quirky, trendy, and seasonal items, we created excitement with the Disney pop-up shop within The Lot section in Q3 and had success with kids hoodies, hand towels, aprons, mugs, and backpacks and purses. In Q4, we are having early

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success in Grinch branded apparel and accessories items, novelty family sleepwear, giant candy bars, ugly holiday sweaters and leggings, and even a guitar with amplifier.

In essentials, which include category staples, we’ve cut about 1,700 unproductive SKUs. As an example, we carried six lines of Neosporin and will now carry one. Baking items that only sell well during certain seasons will now only be available during the peak selling season, rather than year round. We are eliminating over 240 cosmetic SKUs that are high shrink items. By reducing unproductive and duplicate SKUs, we are able to offer her a more compelling and productive shopping experience. It also creates more room for more bargains- the productivity gains in Q3 will be used to fund more bargains, which will make our offer even more engaging, particularly in the food and consumables categories. There will be more to come as we continue to curate our assortment in the remainder of 2022 and into 2023.

We know that our customers will shop us when they see a great deal and are thrilled about our assortment. I’m pleased with the progress we’ve made on both fronts.

Looking at specific category performance in the quarter, Seasonal comps grew strongly, up 7% in Q3 fueled in part by heavy promotions. Halloween items were up about 30%, driven by items such as a 9 foot tall witch, skeletons carrying a coffin, and an animated witches broom. We have leveraged our insights into consumer behavior and factored them into the Q4 holiday season. For example, we saw continued strength in outdoor décor and desire from consumers to celebrate a holiday. As a result, we have placed some of our bigger buys in Christmas trees and outdoor décor, while reducing our buys on indoor décor this holiday season.

Our food category was up 1% and the consumables categories was down 5% in Q3, with renewed strength in beverage, seasonal food items, and paper.

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Furniture, soft home, and hard home categories were down double digits as they continue to be impacted by consumers delaying or cutting back on higher ticket purchases. We have been addressing this through introducing lower opening price points, especially in furniture and more bargains in our store, and we expect these efforts to gain more traction over the coming quarters.

The Lot, Apparel, and Electronics were down 4%. The Lot and Apparel items drive a lot of excitement in our stores, and showcase some of our newest items and best deals.

As we progress into the fourth quarter, the lower opening price points, great bargains and fun treasures, and more productive essentials will help drive sales momentum. That said, we have seen significant pressure in the market environment, particularly in higher ticket discretionary items, so we do not expect a significant change in the comp sales momentum in Q4 relative to Q3. Therefore, we expect comps to remain in the down low-double-digit range in the fourth quarter. With regard to gross margin, it will be sequentially higher versus Q3, in the mid-30s range, which is inclusive of additional markdowns related to accelerated store closures and efforts to clean up slow moving inventory. And we continue to expect to end the year with a healthy inventory position, which will be flat to down year-over-year.

I’d now like to talk about how we’re navigating the current environment and creating opportunities to strengthen our business. We remain laser focused on actions that enable us to better adapt to continuously evolving customer needs, build upon core competencies, and deliver incredible value. I’ll provide a few examples of these activities.

1) First, We will Own Bargains and Treasures
•Our company was built on providing phenomenal value, and we’re leaning into it in a much bigger way. Customers come to our stores for great deals and exciting products, and we simply haven’t had enough of these. So we are accelerating our efforts to optimize and differentiate our assortment with more bargains and treasures.

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•By the end of 2023, our assortment will be 2/3 bargains and treasures, up from the high-40% range today. Bargains are expected to be 1/3 of the assortment, up significantly from mid single-digit penetration in 2022.
•Bargains and treasures will bring more excitement to our assortment and will ultimately increase new customer growth and loyalty.

2) Second, We will Communicate Unmistakable Value
•We have done a great job in sourcing bargains and growing our value-based private brands, such as Broyill and Real Living, but we have not done a good job communicating and curating our incredible value offers to make it an easy and compelling shop for our customers.
•This means we will better communicate value, and make it easier for customers to shop our stores. We don’t want our customers to have to wonder if they’re getting a better deal than somewhere else, so we will do this through clearer value messaging that will communicate unmistakable comparable value in everything we do.
•We will do this by having ticketing and marketing that is clearer than ever before. For example, we have simplified the end caps and focused more on bargains and treasures, rather than essentials. By October, nearly 90% of our end caps were focused on bargains and treasures versus 40% in July. In January, we are going to introduce “comparable value” pricing tags to showcase our value offers more and to make the shopping experience even better. These efforts are designed to drive customer trial, frequency, and loyalty.
•We’re also well positioned to provide value as a trade-down destination. Our private brands, especially Broyhill, will play a key role in increasing our appeal. Both Broyhill and Real Living continue to do well, with sales growth of around 10% at each brand. Across all divisions, these brands represented 30% of our business

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in Q3, up from the mid-twenties last year. Recall that our seasonal customer has a household income that is 2x higher than our core customer, so we see that category as a year-round trade-down opportunity
•We have 38,000 associates, who are value creators and will bring these efforts to life. Our associates play to win and maintain an obsession with the customer, which has led to very positive customer feedback. We have achieved a Net Promoter Score in the 80% range in Q3, which is top tier in the industry, and over 20 million customers have rewarded us with their loyalty. We will continue to focus on earning their business each and every day.

3) Third, we will increasingly focus on rural and small-town markets where we know we outperform with our strong assortment of furniture and home goods, while taking a prudent near-term approach to opening stores
•Overall, new stores continue to perform, with strong performance in rural and small town markets.
•In these markets, we face less direct competition in our home categories and have a lower cost structure.
•Therefore, these typically generate more cash and profitability than urban stores.
•As we think about our real estate strategy, and store openings and closings in the future, we see an opportunity to reshape our store portfolio more towards these rural and small town markets with an emphasis on furniture and home goods.

4) Fourth, we will Win with Omnichannel
•We’ve made tremendous progress in our e-commerce capabilities that have helped strengthen our lead in omnichannel against other off price retailers. In the last 3 years, we have enabled multiple same-day and next day delivery options and ship from store capabilities. We’ve also expanded our extended aisle

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assortment in our shipping channels, and greatly improved the customer experience. We’ve added new payment options such as PayPal and Apple Pay, reducing friction at checkout, and we’ve improved our inventory accuracy and have made it easier for our customers to find available, nearby store inventory.
•These efforts have enabled strong sales growth. Year-to-date, e-commerce sales growth has been strong at 12% and it now represents 7% of our business compared to 2%, three years ago. While we’re proud of our achievements, we still have more work to do in order to keep our lead. There remains friction in the customer shopping experience, and our value offerings haven’t been as easy to find as we’d like.
•Therefore, we are removing friction with improved site navigation, access to deals, streamlined cart and checkout to improve our conversion rate.
•In October, we entered phase 2 of a multi-year order management system for a single view of the inventory to improve the omnichannel experience.

5) And Fifth, We Will Drive Productivity
•We remain focused on growing margin, reducing expenses, and making strong investment decisions.
•We’re navigating the current environment and creating opportunities to strengthen our business.
•For example, we will be sharper and more productive on pricing and promotions, aided by new tools to improve our efficiency.
•We have described a regional pricing model in California, which will grow to other markets, that allows us to flex pricing to improve competitive position and optimize margin profile. We also talked about our work in food and consumables, which indicates a $20 million annualized gross margin opportunity, that we are

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already actioning, and expect to see continued benefits from in the fourth quarter and beyond. This work has now been rolled to Hard Home with other divisions to follow.
•We are going to be targeting higher sell throughs by more significantly editing our assortment across stores. This will lead to inventory being placed in more productive stores, and will also lower the amount of inventory built for display purposes.
•We have achieved significant structural SG&A reductions over the past several years, but continue to see more opportunities going forward.

So to sum it up, we have made meaningful progress in the face of a challenging environment in the third quarter and we expect to continue to gain traction in the fourth quarter. We are determined to be the best destination for bargain and treasure hunters, and in doing so, greatly improve our operating results.

I’ll now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden
Thanks Bruce, and good morning everyone. I would also like to thank the entire Big Lots team for their unstinting efforts through these challenging times.

I am going to start this morning by going into more detail on our Q3 results, which I will discuss on an adjusted basis, excluding store asset impairment charges, and will then address our outlook for the fourth quarter. A summary of our financial results for the third quarter can be found on page 9 of our Quarterly Results presentation.

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Q3 net sales were $1.204 billion, a 9.8% decrease compared to $1.336 billion a year ago. The decline vs 2021 was driven by a comparable sales decrease of 11.7%, which was within our guidance range.

As you will recall, our third quarter sales started off down in the low-double-digit range in August, and as expected, that trend continued through the quarter. High inflation and the macro uncertainty is continuing to cause consumers to delay or cut back on discretionary purchases, especially of high-ticket items. Importantly, we continued to successfully drive inventory levels lower, and were able to reduce promotional activity as the quarter progressed.

Our third quarter adjusted net loss was $87 million, compared to a $4 million net loss in Q3 of 2021. The adjusted diluted loss per share for the quarter was $2.99, versus a diluted loss per share of $0.14 last year.

The gross margin rate for the third quarter was 34.0%, down 490 basis points from last year’s rate, and in line with our guidance. This included significant impacts from higher markdowns and freight although, as we will discuss in a moment, we expect to see both of these headwinds turn.

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $518.5 million, below the $523.3 million last year, and better than our guidance of up low single-digits year-over-year. Store payroll costs, general office, and equity compensation were all below last year, as we proactively cut costs. These cuts were offset in part by cost increases on some other lines, particularly in distribution and outbound transportation expenses. As Bruce noted, as part of our ongoing productivity and efficiency initiatives, we expect to continue to drive structural savings.

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Adjusted operating margin for the quarter was negative 9.1%, compared to a loss of 0.3% in 2021. Interest expense for the quarter was $6.3 million, up from $2.3 million in the third quarter last year due to higher amounts drawn on our credit facility versus last year.

The adjusted income tax rate in the quarter was 24.8%, compared to last year’s rate of 29.3%, with the rate change primarily driven by lower nondeductible executive compensation, partially offset by the effect of employment-related tax credits and audit settlements. The effective income tax rate comparison was also significantly impacted by the increased loss before income taxes in Q3.

Total ending inventory at cost was up 5.3% to last year at $1.345 billion, in line with our guidance and driven by higher Average Unit Cost of on-hand inventory. This represents a significant sequential improvement versus earlier quarters in the year, and we are pleased with the strong progress we have made on inventory normalization.

During the third quarter, we opened 20 new stores and closed 3 stores. We ended Q3 with 1,457 stores and total selling square footage of 33.4 million.

Capital expenditures for the quarter were $38 million, compared to $46 million last year. Depreciation expense in the quarter was $37 million, up $1 million to the same period last year.

We ended the third quarter with $62 million of Cash and Cash Equivalents, and $460 million of long-term debt. At the end of Q3 2021, we had $71 million of Cash and Cash Equivalents, and no long-term debt. We did not execute any share repurchases during Q3, but have $159 million available remaining under our December 2021 authorization. On September 21st, we completed the refinancing and replacement of our existing $600 million senior unsecured credit facility with a new $900 million five-year revolving asset-based loan facility. In addition, we expect to further strengthen our balance sheet through asset monetization. This includes the outright sale of approximately 25 owned stores we expect to complete by the end of the year or early 2023. In

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addition, we are continuing to evaluate sale/leaseback proposals on our remaining owned stores and other owned assets.

On November 29th, our Board of Directors declared a quarterly cash dividend for the third quarter of fiscal 2022, of $0.30 per common share. This dividend is payable on December 28th, 2022 to shareholders of record as of the close of business on December 14th, 2022.

Turning to the fourth quarter outlook, we expect the sales environment to remain challenging. We therefore now expect comps to remain in the down low-double-digit range. Net new stores will add about 170 bps of growth versus 2021.

With regard to gross margin, we expect the rate in the fourth quarter will improve sequentially versus Q3, but remain in the mid-30s range which is inclusive of a drag from additional markdowns related to accelerated store closures and efforts to clean up slow moving inventory. Sequential gross margin rate improvement will be driven by the factors we laid out on our last call, including easing of inbound freight costs, other cost of goods reductions, more targeted and efficient pricing and promotions, and an expected shrink benefit as we lap the cumulative shrink accrual adjustment we recorded in the fourth quarter of last year.

We expect SG&A dollars to be roughly flat versus 2021 due primarily to increased accelerated depreciation from fourth quarter store closures, higher occupancy costs from new stores, higher outbound transportation costs and costs related to two incremental forward distribution centers.These will be offset by cost savings, including lower store payroll and general office costs.

We now expect to deliver over $100 million in SG&A reductions this year versus our original plan, of which approximately $70 million is structural. This will be partially offset by outbound transportation expense, including the impact of higher fuel rates. As a reminder, the $70 million

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in structural savings will come from store payroll, supplies and other goods not for resale, and headquarters costs. The balance of expense reductions is driven by expense flex on lower sales and lower bonus accruals. We expect to continue to drive savings in 2023 and beyond as you heard Bruce discuss.

With regard to capex, we now expect approximately $170 million versus $160 million previously, with the increase due to higher than expected new store opening costs and some projects being pulled forward from 2023.

We continue to expect over 50 store openings in 2022, with a similar or slightly higher level of closures. The latter include an outright sale of approximately 25 owned stores I referenced earlier. Overall, we have seen outperformance in rural and small-town markets. As Bruce mentioned, these stores face less direct competition and have lower cost structures. Therefore, they generate more cash and profitability than urban stores. As we evaluate store openings and closings, we are focused on optimizing the fleet towards these small town and rural markets.

We expect full year depreciation of around $156 million, including approximately $43 million in Q4.

We expect a share count of approximately 29.0 million for Q4.

We continue to expect Q4 inventory to be flat to down compared with the prior year. As Bruce mentioned, this increases our ability to go after bargains and closeouts in the future, as we will have more open to buy.

Last, all of our commentary on Q4 excludes the expected gain on sale of owned store properties, as well as any potential further impairment charges.

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Beyond this year, we remain confident that Operation North Star will enhance our ability to drive significant long-term growth and value creation. I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. I’d like to end the call by again thanking our associates for their focus on delivering for our customers. There are a lot of things to look forward to as we transform our business, and I’m looking forward to sharing with you all the progress we’re making.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting your question and answer session. If you'd like to be placed into the question queue, please press star-one on your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing star-one. Once again, to be placed into the question queue, press star-one at this time. One moment, please, while we poll for questions.

Our first question today is coming from Greg Badishkanian from Wolfe Research. Please proceed with your question.

Spencer Hanus
Good morning. This is Spencer Hanus on for Greg. Can you just unpack what is leading to the slowdown in 4Q comps, and does the guide embed an improvement as we move throughout the quarter? And as we think about modeling the fourth quarter and think about the cadence of shopping, is it going to be more normalized this year and we could potentially see a pickup as we get closer to the holiday, or how are you thinking about all those dynamics?

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Bruce Thorn
The customer is still pressured. They are pinched. High inflationary rates and a pullback or a delay in discretionary high ticket items like our furniture is still front and center. We have moved through some of the seasonal product, which is good.

But keep in mind that our home categories are the categories that truly resonate with our customers over the long-term, and they bring more sales, higher basket. And because of that, when these customers are pinched during this time, it is a drag on our overall comps. So you see that in our Q3 results.

You know, our food and consumables performed pretty much like other companies in terms of what customers are buying in those nondiscretionary items, but the discretionary items are lagging a bit, and that's going to continue into the fourth quarter.

The good news is the work that we're making in increasing our bargains, our opening price point in those categories, the end caps, and making sure we've got more bargains and treasures is going to play out nicely, and should be a good trade down opportunity as we go into 2023. But it is a lag into Q4 at this time.

Jonathan?

Jonathan Ramsden
Yeah, I would just add, Spencer that I think the focus the last couple quarters has been on inventory normalization. We've driven some comps, but taken a margin rate hit to get that. We're now pivoting more to driving margin higher and kind of getting back to the inventory we want to have. So, we think we're set up coming into the spring to be in a better position for all the reasons

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Bruce discussed. But that's somewhat the dynamic that's been playing out over the last couple of quarters.

Spencer Hanus
Got it. That's helpful. And then just to follow up on your last point there on inventory, do you expect the destocking to be complete by the end of 4Q, or should we expect that to continue into the spring and 2023? And then on the structural savings of 70 million, is all that going to be realized in 4Q, and do you think you can still pull out more costs as we look forward here?

Jonathan Ramsden
Yeah. So, Spencer, the 70 million is a full-year number. That's we called that out, I think, on the prior call. So a decent amount of that has already been achieved in the first three quarters. Some of it is coming through in Q4.

Going back to your question about inventory, yeah, we expect to end the year very clean on inventory as well as dealing with the seasonal overhang that we've had for the past couple quarters. We've been dealing with other slow-moving inventory, including in some areas in furniture, where given the change in the environment, there's been some obviously slower turns there.

So, we feel good about where we're going to end Q4. And we think that sets us up very well coming into 2023, both in general but also in terms of capacity to go after closeouts.

Bruce Thorn
And Spencer, I'll just come back to your second part of the first question on normalized cadence of shopping as we get closer to holiday. You know, we saw this leading up to Halloween, where customers were slow to shop and then it picked up. And we see the similar thing happening in Q4, a slow start to customer traffic. And it's reflected in all the competitor promos that you've

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seen probably out there. I'll just tell you I've seen retailers before Halloween going 50 plus percent off on holiday product, and I've not seen that before in a long, long time.

And so, yes, I think as we get closer, and we're in the thick of it now coming off Black Friday and Cyber Monday, where shopping patterns are getting better, or the traffic is getting better as we lead up to Christmas. We did have a strong showing both online and in-store for Black Friday and Cyber Monday for e-commerce.

Spencer Hanus
Great. That's helpful. Thank you.

Operator
Thank you. Our next question is from the line of Joe Feldman with Telsey Advisory Group. Please proceed with your questions.

Joe Feldman
Yeah. Hi. Good morning, guys. Thanks for taking the question. Wanted to ask about the gross margin a little bit more. You guys talked about, you know, reducing prices, and you give us some guidance for this fourth quarter. But you mentioned that it will--resetting prices in furniture in 2023, probably--I'm assuming in the first half, how will that impact the gross margin for next year? Will there be as much recovery? Or it sounds like it could be a bit more challenged for longer. And are we--kind of is--should the new level be this mid-30% gross margin?

Jonathan Ramsden
Hey, Joe. Good morning. Yeah, good question. So, there are two big dynamics that have driven our rate down in 2022, and that's been freight, and markdowns and promotions. And we see both of those getting incrementally better, including in Q4 by the way, but certainly continuing into 2023.

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You know, we're pretty much paying peak freight rates now based on the contracts we entered into in the spring of this year. We see a very significant tailwind from freight coming particularly as we get into the sort of second quarter--or the latter part of the second quarter and beyond in 2023. Now, some of that we'll use to take prices down, as we referenced. Some of it we'll be taking to the bottom line.

But we also expect to be much less promotional coming through 2023 than we've needed to be in 2022, given the excess inventory we were carrying for much of the year. We're also, as well as freight, we're also expecting some cost of goods benefits to flow through that will help fund the price adjustments that we're making.

So, they're the principle dynamics. I don't know if Bruce wants to add something.

Bruce Thorn
Yeah. Hi, Joe. I'll add that like we said in our opening remarks, we've already restored, especially in the furniture area, our opening price points, at least across about 60% of it. By the end of Q1, we'll have it all basically restored. And we've done that through negotiations reengineering, so the margin'll be--will be good as well.

And then when you also add in the work and traction we're making on the bargains or closeouts, as we historically have talked to it, that penetration is going to grow substantially into '23. And we see that as being margin accretive and a good opportunity, both for the customer and for us, to increase sales and margin into '23.

Jonathan Ramsden
And I'll just add, Joe, one other comment. You know, from a long-term standpoint, we haven't changed our outlook on gross margin. We think as we're dealing with this huge freight headwind,

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which is starting to turn, a big markdown impact in there, but we fully expect over time to get back to that 40% or greater gross margin that we've talked about.

Bruce Thorn
Yeah. We just had a massive bubble to work through coming off of '21 into '22, and we're seeing the end of that.

Joe Feldman
Got it. That's helpful. Thanks, guys. And that kind of leads into the next question, maybe bigger picture. Like strategically, it seems like there's a tremendous amount of pressure we--well, not seems. We know there's tremendous pressure in the environment right now and all this year, and yet you guys--it feels like some of the strategic efforts you're making continue to shift a little and pivot. And I'm wondering if that's necessary given just we're working through a tough environment.

I know you always have to change your strategy and adjust, but I just was hoping you could maybe address some of that. Like, how much of this--because it feels like, you know, you guys lay out some--the strategic initiatives each quarter and they shift a little bit. And I'm just wondering if they need to shift as much as they have been because the environment's really the issue.

Bruce Thorn
That's a good question. I don't feel like we've changed our strategy. I think that there's certain parts of it that we accentuate and some things that were delayed back from when we started this in 2019, primarily in the increased penetration or desire to have more bargains and treasures than essentials.

Look, you know, essentials are nice. They add to the basket. And they're solutions and they build consistency and trust in the shop, but they're not that differentiating for us. Bargains, where we

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can be off-price compared to other retailers, and treasures, where we can delight her, are differentiating, and it's something that just got delayed because of the pandemic.

We had already opened up going back to that type of an assortment before the pandemic hit. The pandemic delayed it. If you recall, when I joined the company about four years ago, the company was only, in closeouts, about 9% penetration in the entire store. That dropped to 5% or so, 5%, 6%, during the pandemic because it was only in food and consumables, and the CPG companies pulled back on the availability of closeouts.

We opened up those bargains back in '20 to across all categories, saw nice growth. It helped us to continue to offer those deals, if you will. And now, with the rich environment and opportunity out there and the need to meet our customers where we can, this is a great opportunity to lead into--lean into what we always wanted to do. So, the bargains and treasures has been a strategic pillar for what we want to do and why we exist for her, to help her live big and save lots. And now this is just the right time to accelerate into that.

And being a value creator, the thing is that this is all about communicating clearly the value we have. Many times, unless you're a professional shopper, you won't know that our deal--or what our price is is way better than what they can get somewhere else. And we just need to be very clear about that. And so tightening up our end caps to have more bargains and treasures rather than essentials, which are not competitive but needed, is a more compelling shop. Having tickets on all our products with a comparable makes it easy and makes her feel good about what she's shopping. That value perception grows.

The rural stores growth has been one that we've been talking about. We've been talking about that we have many underserved markets and what we see in the rural stores. And we've put out there a higher number of stores have growth potential. We still see that, but it's just--we're curtailing it a bit now doing--dealing with the tough economic times.

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But quite frankly, we think there's a tremendous opportunity in the rural markets where it's underserved, and definitely there are very limited competitors that can sell everything from a fork to a sectional or a bedroom set, and we do that. I think we have a great opportunity to be that off-price home solution for her. And so, that isn't necessarily a tweak. It's something that's just becoming more and more evident.

Omnichannel's always been there. When we joined the company, Jonathan and I, a few years back, it was less than a half percent of the sales. It's now 7% of the sales. Most of that is through the store, 60 plus percent, 40% BOPIS. All those things were strategic pillars for the last several years and are continuing to give us a competitive advantage against our competition in the off-price world. In driving productivity, we've taken out hundreds of millions of dollars in structural costs, and we'll continue to do that as we get better at running our company.

So, I don't see it as a changed strategy. I see it as a honing of the key priorities going in--going through this tough economic time, Joe.

Joe Feldman
That's a great answer, Bruce. Thank you so much for clarifying. Appreciate it. Good luck, guys, with this quarter.

Bruce Thorn
Thank you, Joe.

Jonathan Ramsden
Thanks, Joe.

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Operator
The next question is from the line of Kate McShane with Goldman Sachs. Please proceed with your questions.

Kate McShane
Hi. Good morning. Thanks for taking our questions. Our first question was if you saw any acceleration in higher income consumers trading down into your store, and how you're thinking about the role of trade down playing out in Q4.

Bruce Thorn
Good morning, Kate. I'll take this question. I believe trade down is happening. I think it's happening in our box and into our box. What we're seeing customers do is trade down from best to better to good. And we're also seeing customers coming into our box, and that's realized through a higher percentage of higher income household customers. And so, that's good.

I think we're--we've got a great assortment for trade down. And I think as recession looms and things get difficult and our customers spend through their savings, we're well positioned, especially with our Broyhill line that covers all our home categories in furniture, we're seeing that that customer is usually 2X the household income of our core customer. Real Living is also playing in nicely. In fact, Real Living sales have outpaced Broyhill sales for the first time this year. Both of them have grown 10% year-over-year despite this tough economic condition we're in, which is another indicator of the trade down that's happening.

Once again, you know, we're going to go into lawn and garden season here in Q1, Q2. We've got a heck of an assortment. I think we've got the best patio furniture assortment, gazebos, umbrellas, than anyone out there in terms of value. It's just tremendous value we offer.

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We've always seen that customer being 2x the household income of our core customer and we'll continue to get that trade down there. So along with all the other bargains and treasures that we'll be adding, the opening price points, I think we're going to have a very compelling assortment and a delightful shopping experience for those trade down customers.

Kate McShane
Okay. Thank you. And our second question is just on the reduction of SKUs. I know you mentioned in your prepared comments, a couple of places where you reduced SKUs. Is this a broader initiative or is it more opportunistic at this point?

Bruce Thorn
No, it's a broader initiative, something that we've been looking at throughout the last several years, especially with the pandemic. That just delayed it because that's what she was shopping. But we also knew even while we were doing well in those areas which are predominantly in the essentials, which is for the most part food and consumables that make up the majority of that, we always realize we have redundancy.

And the example I gave in the opening remark, like six lines of six different packaging types or sizes of Neosporin. We're not a drugstore. We're not a drugstore. We don't need that. By freeing up this redundancy and unproductive SKU base in those essentials, we're able to offer more solutions in the essentials, other than six types of Neosporin, and also able to fuel the open to buy for our differentiating assortment changes in bargains and treasures. And that's what exactly what we're doing. So it's just--what this does is it allows us to accelerate that initiative that was already in the making.

Kate McShane
Thank you.

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Bruce Thorn
You got it.

Operator
Our next question from the line of Anthony Chukumba with Loop Capital Markets. Please proceed with your questions.

Anthony Chukumba
Good morning. Thanks for taking my questions. I guess my first one is just a real quick housekeeping question. Maybe it was just my line, but Jonathan, you cut out when you were running through your SG&A expense deleverage drivers. Can you just run through those again real quickly?

Jonathan Ramsden
Yeah, Anthony. I'll be happy to recap what we said on that. Let me just make sure I have it in front of me. So you're talking about Q3 or our guidance for Q4, just to be clear?

Anthony Chukumba
Q3. Q3.

Jonathan Ramsden
Yeah. So in terms of the improvement we drove versus our outlook, and last year, so payroll costs, general office and equity compensation were all down. And then we did have some higher expense in distribution and outbound transportation that offset that.

Anthony Chukumba
Got it. Okay. That's helpful. And then just in terms of the, I guess the five points that you guys laid out in terms of this, I don't want to call it necessarily a turnaround plan, but just tweaks to

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your existing plan. What should we expect in terms of a timing for rolling out all those initiatives? What's kind of the phasing of that or when do you expect that all to be completed?

Bruce Thorn
Hey, Anthony. Bruce, here. It's in progress. It's been in progress, bargains and treasures. Like we said our opening remarks, we've leaned into that heavily. We grew the bargains and treasures, penetration, 90%, or the purchasing and procurement of bargains 90% over last year Q3. And sequentially, in Q2, 160% and that's increasing as we go into fourth quarter and free up that open to buy with our better inventory management. So that is ongoing right now.

And the signage and the ticketing is in process. That ticketing will be rolling out here shortly. The comparable ticketing and the better signage will be rolling out, as well as the more home promotions and crisp promotions that truly drive the value differentiations. The stores, we continue to grow the stores albeit at a slower rate. We're projecting lower amount of stores at this time than what we were seeing in the previous releases, but that's just because of the economic times. We think that as we get better that will accelerate back into and we've got a very good team to do that. But the focus is on rural stores and home categories where we excel in and outpace the competition.

Omni channel, we continue to invest in it. We're doing it right now. We just had a PayPal, Apple Pay. We're removing friction. Our conversion rates never been better through the holiday season than it is right now with the things we're doing. We're focusing on the productivity and the profitability growth, not just growth at any cost. So it's ongoing as well. And once again, the driving productivity. And quite frankly, we've been taking out costs ever since Jonathan and I joined the company. And we think that's the best way to fuel our growth.

So all of this is in progress. I think the biggest thing is that the penetration of bargains is going to grow significantly in '23. And the reason for that, is we're able to find clean, good quality bargains

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to augment our assortment. It's exactly what the customer wants, and we've got a great new Chief Merchant in Margarita who comes from the off price world, to help develop the muscle we already have to play harder in this area and compete. And we've got a great new Chief Marketing Officer in John, to really make sure the customers understand the compelling value we have for her.

Anthony Chukumba
Got it. That's very helpful color. Good luck with holiday selling season.

Bruce Thorn
Appreciate it.

Operator
Our next question is from the line of Jason Haas with Bank of America. Please proceed with your questions.

Jason Haas
Hey. Good morning, and thanks for taking my questions. So curious to get a better sense of how closeouts are performing. I imagine that they're up over year just because you're increasing the penetration, but I'm curious what the sell through looks like on those. Some of the pushback that we hear is, even if you're able to bring in closeouts and more opening price point items, the consumer is just not buying these discretionary categories. So I'm curious to know what you're seeing so far, and if that's been true or if the sell through has been good on those.

Bruce Thorn
Hi, Jason. I'll take this and Jonathan can add to it. I think the key thing that we've done with the leadership of Margarita and John is to know before you buy the price, when it comes down to close out some bargains. And I think we've done a really nice job in being circumspect about that.

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You really need to know how you're going to sell these products before you buy them. That's the biggest thing. And then you need to be able to display them in a way that she understands the value. And we've seen that.

I'll give you the perfect example. We had a Fireplace for sale, just a great deal, with margin accretive points, last quarter that we're selling for $99.99 and the comparables were much higher than that. And the good problem to have was that the customers were complaining that we didn't have any more. And so that's what success looks like. That's the urgency. That's the delight. That's the excitement. And that's how we win. And so I consider our focus on bargains to be a margin accretive strategy. It will be and it's really starting with the end in mind, the customer, setting the prices right, buying the amount that makes sense, and then selling through it and leaving them hungry for more.

Jason Haas
That's great to hear. And then as a follow up question, I was curious if there's anything that's happened this year that changes how you're thinking about the long-term? I think you have targets out there for, I believe it was low single digit comps and getting back to an operating margin closer to 6% to 8% range. I imagine it will take time to get back there, but curious if there's just been any sort of change to that sort of framework.

Jonathan Ramsden
Hey, Jason. Yeah. I'll take that one and good morning. Yeah. Fundamentally, our long-term view is unchanged. We think there are some near-term factors that are clearly significantly weighing on that, that will abate over time. And we believe in our model and its ability to produce those kind of margins and returns over time. And again, don't underestimate the impact of things like freight, which we've talked about being 400 to 500 basis points drag on our operating margins, when you combine both the gross margin and the SG&A impact. We've had this extraordinary

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impact of promotions and markdowns this year due to the excess inventory position that we, and many others, found ourselves in.

So those things we expect to abate significantly, starting in 2023. And then as the impact of all the other things that we're doing that--go back to the five points that Bruce talked about and beyond those, in terms of driving our margins higher over time.

Jason Haas
Thank you. And if I could squeeze in one more for Jonathan. Just curious on the new ABL, is there a covenant on that, that we should be thinking of? And I'm curious where the leverage ratio sits now in relation to that covenant?

Jonathan Ramsden
There's a springing fixed charge covenant which kicks in if our excess availability gets to a pretty low level, but generally, no, we don't have the same covenants that we had in the prior revolving credit agreement.

Jason Haas
Got it. Thank you.

Operator
Thank you. Our next question is from the line of Brad Thomas with Keybanc Capital Markets. Please proceed with your questions.

Brad Thomas
Hi. Good morning. Thanks for taking my questions. A couple of follow ups just on the merchandising changes that you talked about, Bruce. I was wondering if you could just help quantify a little bit more, how much you think the assortment needs to change versus what you

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normally do in a given year? Again, I think some of the initiatives seem like they make a lot of sense in the current environment we're in, just trying to gauge how unusual this level of change is for you. Thanks.

Bruce Thorn
That's a good question, Brad. We've been through a rollercoaster ride in retail over the last few years. And I would tell you that the movement that is happening in pricing to the consumer, as a result of the pandemic and inflation is much more dramatic than what we're doing here, in terms of honing our assortment to exactly what she needs. So the movement to bargains, while that's an increase, a substantial increase from where we are today, it is a good methodical increase for what she wants.

The cleanup of essentials, she'll actually--I would expect her to be welcoming that because it will have more solutions. And also, once again, her shopping experience will be enhanced by all the bargains and treasures we'll be able to have. So the movements that we're talking about, while they'll make us much more competitive, it's not like a total turnaround. It's not like we're turning around and saying we're going to become a grocery store, because that's where she's shopping. We don't have the ability to do that. That's not where we win. It's a consistent shop. We're going to hone that. But where we win is going to be in the home categories, having those opening price points right, having the bargain penetration she expects from us, and in a leaner, more solution oriented essentials assortment.

So I don't want you to leave this conversation and think that we're having a massive pivot on these items. We're not. We're just leaning into what we know through our customer research, she's looking at. And quite frankly, it's going to be a much more welcomed change than what she faced during the pandemic.

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Brad Thomas
Thanks. That's really helpful. And then can you talk a little bit about the plans for stores in 2023? You've been opening stores, but you're also closing stores. Will you be slowing the pace of openings? And what are you thinking in terms of closings as you review the profitability, the four wall basis? Thanks.

Jonathan Ramsden
Yeah. Hey, Brad. Good morning. Yeah. Generally speaking, we still strongly believe in the long-term store opening opportunity, particularly with regard to the rural and small town markets that we talked about quite a bit on the call. That said, in the near-term, we intend to be prudent and cautious given the overall environment. So we haven't confirmed a number of openings for 2023 yet, but it will certainly be lower than 2022, and we'll confirm that as we get to the call in March or at least our updated expectation.

With regard to closures, we do have an accelerated number of closures this year, which is driven both by selling outright a number of our store sites, which will, as we talked about, yield some fairly significant proceeds in Q4. And then there are other stores that are underperforming stores that we've looked to accelerate the closure of. So the closures this year will end up being somewhat higher than the openings. Going forward, we would hope and expect to return to a more normalized level of closures, but we'll certainly continue to look closely at underperforming stores.

And then overall, I think just to reiterate that our real estate strategy is going to be increasingly oriented towards these rural small town stores where the economics are significantly stronger than in the urban stores.

Brad Thomas
Great. Thanks, and happy holidays to everyone.

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Bruce Thorn
Thanks, Brad, you too.

Operator
Thank you. That does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until December 15th by dialing toll free, 877-660-6853 and enter replay confirmation 137-34-153 followed by the pound sign. The toll number is 201-612-7415. Replay confirmation 137-34-153 followed by the pound sign. You may now disconnect and have a great day. We thank you for your participation.

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